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                                                                    Exhibit 99.1





A.C. MOORE                            General Office o Distribution Center
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                              500 University Court o Blackwood, New Jersey 08012
                                   Phone: (856) 228-6700  Fax: (856) 228-0080






For:                                           From:
A.C. Moore Arts & Crafts, Inc.                 Gregory FCA Communications, Inc.
Leslie Gordon                                  For More Information Contact:
Chief Financial Officer                        Joe Crivelli
(856) 228-6700                                 (610) 642-8253


For Immediate Release


                  A.C. Moore's Third Quarter Sales Increase 10%


                   Company Expects to Meet Earnings Estimates


Blackwood, New Jersey, October 2, 2003 - A.C. Moore Arts & Crafts, Inc. (Nasdaq:
ACMR) reported today sales of $98.6 million for the third quarter ended September 30, 2003, an increase of 10% over sales of $89.7 million during the third quarter of 2002. Same store sales increased by 2%.

For the nine months ended September 30, 2003, sales were $284.2 million, an increase of 10% over sales of $258.4 million in the first nine months of 2002. Comparable store sales grew by 1% for the period, on top of a same store sales increase of 9% in the first nine months of 2002.

Jack Parker, Chief Executive Officer, stated, "We saw momentum build throughout the quarter with September, the most important month of the quarter, being the strongest despite the effects of Hurricane Isabel. With our plans fully in place, we are well positioned to maximize sales and profit in the fourth quarter. We anticipate that our profits for the third quarter will meet consensus expectations and we maintain our forecast for the full year to be at the high end of the $0.84 to $0.88 per share range."

Third quarter earnings will be released on October 15, 2003 and the Company will host a conference call at 5:00 P.M. EDT. Investors will have the opportunity to listen to the conference call live over the Internet through the Company's investor relations portion of its website at www.acmoore.com.

A.C. Moore operates arts and crafts stores that offer a vast assortment of traditional and contemporary arts and crafts merchandise for a wide range of customers. The Company operates 78 stores in the eastern United States.

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This press release contains statements that are forward-looking within the meaning of applicable federal securities laws and are based on A.C. Moore's current expectations and assumptions as of this date. The Company undertakes no obligation to update or revise any forward-looking statement whether the result of new developments or otherwise. These statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated. Factors that could cause actual results to differ from those anticipated include, but are not limited to, customer demand and trends in the arts and crafts industry, related inventory risks due to shifts in customer demand, the effect of economic conditions, the impact of adverse weather conditions, the impact of competitors' locations or pricing, the availability of acceptable real estate locations for new stores, difficulties with respect to new system technologies, supply constraints or difficulties, the effectiveness of advertising strategies, the impact of the threat of terrorist attacks and war, and other risks detailed in the Company's Securities and Exchange Commission filings.












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